UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 16, 2014

AK STEEL HOLDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Commission File No. 1-13696

Delaware	31-1401455
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

9227 Centre Pointe Drive
West Chester, Ohio	45069
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 425-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Credit Facility Amendment

As previously disclosed, in March 2014, AK Steel Corporation (the “Company”) entered into a $1.1 billion, five-year senior secured revolving credit pursuant to that certain Amended and Restated Loan and Security Agreement, dated as of March 17, 2014 (as amended, the “Credit Facility”). On September 16, 2014, the Company, as Borrower, and AK Tube LLC, its wholly owned subsidiary, as Borrowing Base Guarantor, entered into the First Amendment (the “Amendment”) to Amended and Restated Loan and Security Agreement, dated as of September 16, 2014 (as amended by the Amendment, the “Loan and Security Agreement”) with certain financial institutions, as Lenders, and Bank of America, N.A., as agent for the Lenders, in order to amend the Credit Facility (as amended by the Amendment, the “Amended Credit Facility”). Among other things, the Amendment increased the aggregate principal amount of commitments under the Credit Facility by $400.0 million. The Amended Credit Facility, which matures on March 17, 2019, includes a $1.45 billion asset-based revolving facility and a $50.0 million “first-in, last-out” asset-based revolving facility (the “FILO Facility”). The Amended Credit Facility includes a $100 million swingline sublimit and a $400.0 million letter of credit sublimit. The Loan and Security Agreement also provides that, under certain circumstances, at the Company’s request, the Amended Credit Facility’s revolving credit line may be increased by up to $200.0 million. The Company will use borrowings under the Amended Credit Facility for working capital and general corporate purposes.

The Company’s obligations under the Amended Credit Facility are secured by the inventory and accounts receivable of the Company and AK Tube LLC (“AK Tube”) and are guaranteed by its parent company, AK Steel Holding Corporation (“AK Holding”) and indirect subsidiary, AK Steel Properties, Inc. (“AK Properties”). Availability of borrowings under the Amended Credit Facility from time to time is subject to a borrowing base calculation based upon a valuation of the Company and AK Tube’s eligible inventories (including raw materials, finished and semi-finished goods, work-in-process inventory, and in-transit inventory) and eligible accounts receivable, each multiplied by an applicable advance rate (with the FILO Facility utilizing a higher advance rate, which provides a higher level of availability). In addition, availability of borrowings is reduced in an amount equal to the Company’s outstanding letters of credit. Borrowings under the Amended Credit Facility will bear interest at a base rate or, at the Company’s option, LIBOR, plus an additional interest rate margin that is determined by the average daily availability of borrowings under the Amended Credit Facility. The additional interest rate margin for revolver borrowings (i.e., non-FILO Facility borrowings) ranges from 0.50% to 1.00% per annum in the case of base rate borrowings and from 1.50% to 2.00% per annum in the case of LIBOR borrowings. For borrowings under the FILO Facility, the additional interest rate margin ranges from 1.75% to 2.25% per annum in the case of base rate borrowings and from 2.75% to 3.25% per annum in the case of LIBOR borrowings. In addition, the Company will pay a commitment fee on the undrawn commitments under the Amended Credit Facility from time to time at a rate of 0.375% per annum. The Loan and Security Agreement contains representations and warranties, affirmative and negative covenants, and events of default (applicable to the Company, AK Holding and their respective subsidiaries) that are customary for credit agreements of this type.

The foregoing description does not constitute a complete summary of the Amended Credit Facility and is qualified by reference in its entirety to the full text of the Amendment, a copy which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	First Amendment to Amended and Restated Loan and Security Agreement, dated as of September 16, 2014, among AK Steel Corporation, as Borrower, AK Tube LLC, as Borrowing Base Guarantor, certain financial institutions, as Lenders, and Bank of America, N.A., as agent for the Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AK STEEL HOLDING CORPORATION

By:	/s/ David C. Horn
David C. Horn
Secretary

Date: September 16, 2014

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